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                              STONEPATH GROUP, INC.

                                  [Insert Logo]

                       Code of Business Conduct and Ethics



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This booklet was translated into several languages and is being distributed
[annually] to Stonepath's directors, officers and employees around the world. If you have questions or need guidance or additional copies, please contact the General Counsel at 1600 Market Street, Suite 1515, Philadelphia, PA 19103, USA via telephone at (215) 979-8370 or fax at (215) 979-8399.

To: All directors, officers and employees of Stonepath and our subsidiaries and affiliates

         Re: A Message from Dennis Pelino
         --------------------------------

Stonepath Group, Inc. ("Stonepath") is committed to operating with honesty, fairness and integrity. This Code of Business Conduct and Ethics (the "Code") is your guide for achieving each of these objectives.

This Code contains the standards and ethical principles necessary to assist us in making the right decisions when faced with ethical issues. These standards and principles reflect our company's excellent reputation as an ethical and law-abiding corporate citizen. Maintaining Stonepath's excellent reputation will enable us to attract and retain customers, improve our competitive position and enhance stockholder value for years to come.

Because the Code cannot address every possible ethical situation, particularly in a rapidly changing environment, we have included in the Code various phone numbers you can call to seek assistance and/or discuss concerns regarding the Code.

The image and reputation of every organization is determined by the example established by its people. Stonepath is proud of its worldwide image and intends to continue to maintain its high standards.

Sincerely,



Dennis Pelino
Chairman of the Board and
Chief Executive Officer



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Introduction
------------

         Stonepath Group, Inc. ("Stonepath") is committed to maximizing the value of our stockholders' investment in Stonepath, while conducting our business in a manner that is socially responsible and in compliance with the laws and regulations that apply to our business. Therefore, this Code of Business Conduct and Ethics (the "Code") has been adopted by our company's Board of Directors and summarizes the standards that must guide our actions. In short, these standards are designed to deter wrongdoing and promote the following:
(i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Stonepath files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by Stonepath;
(iii) compliance with applicable governmental laws, rules and regulations;
(iv) the prompt internal reporting to an appropriate person or persons identified herein regarding violations of this Code; and (v) accountability for adherence to this Code. The directors, officers and employees of Stonepath are responsible for their individual actions and for compliance with the policies set forth in this Code. Each director, officer and employee of Stonepath is required to read and follow the Code as a condition of such person's position with Stonepath. Please be advised that this Code is not an employment contract of any form and does not in any manner amend or modify the terms and conditions of your employment with Stonepath.

Honest and Ethical Conduct
--------------------------

         Stonepath requires its directors, officers and employees to discharge each of their respective responsibilities in accordance with the law and the highest standards of business ethics. If at any time a director, officer or employee is uncertain regarding the validity or legitimacy of a proposed course of action, the application of a law or regulation, or the applicability of the policies described in this Code, such person should contact the General Counsel at (215) 979-8370 or, in the future, such telephone number, web address or other telecommunications medium that Stonepath will disclose on its website for such help and information (the "Help Source").

Reporting Procedures
--------------------

         Obligation to Report. If any director, officer or employee believes that actions have taken place, may be taking place, or are about to take place, that violate or would violate the Code, such person is obligated to report the matter to the General Counsel or, if available, the Help Source. Each of us is encouraged to consult with a supervisor, human resources representative, company lawyer, financial controller, manager or other employee you trust regarding questions relating to this Code.

         No Retaliation. Stonepath will keep the identity of the director, officer or employee making the report confidential. If a director, officer or employee reports in good faith a suspected violation of this Code, the individual making the report or providing information regarding the same will not be subject to discipline or other retaliatory action for doing so. Any director, officer or employee of Stonepath who engages in retaliatory actions will be subject to disciplinary action, including the possibility of termination.

         Consequences for Violation. Any person in violation of this Code will be subject to discipline, including possible termination. Additionally, Stonepath may have a legal obligation to bring violations of the Code to the attention of appropriate enforcement authorities (as some violations are also violations of the law). In such cases, civil or criminal penalties may also be imposed.


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Fair Dealing
------------

         The directors, officers and employees of Stonepath must endeavor to deal fairly and in good faith with fellow directors, officers, employees, customers, suppliers, competitors, visitors, neighbors in the communities in which we operate and any others with whom we come in contact as representatives of Stonepath. The directors, officers and employees of Stonepath must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, intentional misrepresentations of facts, fraudulent behavior or any other unfair practice.

Compliance with Laws, Rules, and Regulations
--------------------------------------------

         Stonepath takes a proactive stance on compliance with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies. Accordingly, Stonepath requires its directors, officers and employees to comply with applicable laws, rules and regulations, including insider trading and antitrust laws, each of which are discussed elsewhere in this Code. Stonepath also requires its directors, officers and employees to comply with the following:

         Prohibition on Fraud. Stonepath strictly prohibits any fraudulent activity, including any act that constitutes cheating, stealing, deceiving or lying. The directors, officers and employees of Stonepath must act in good faith, responsibly, with due care, competence and diligence, without intentionally misrepresenting facts or allowing independent judgment to be subordinated.

         Equal Opportunity. It is the policy of Stonepath to operate under sound and legal personnel policies. Stonepath's objective is to be equitable and fair in the treatment of all directors, officers and employees in all situations. This includes, but is not limited to, the following: (i) the selection and placement of any individual is based on that individual's qualifications, without regard to race, religion, national origin, sex, age or disability; and
(ii) compensating individuals in accordance with an his or her contribution to Stonepath, without regard to race, religion, national origin, sex, age or disability.

         Harassment-Free Workplace. The directors, officers and employees of Stonepath must maintain an environment that is free of any form of discrimination or harassment. All employment-related decisions must be based on the needs of the business, individual qualifications, ability, contribution and demonstrated performance.

         Confidential Information Regarding Directors, Officers and Employees. In conducting business, it is necessary to collect, maintain and use personal information about directors, officers and employees. Only job-related information and personal information related to business, benefits and legal purposes will be collected and maintained. This information will be maintained on a strictly confidential basis. The use or disclosure of any of this information is limited to required business or legal purposes.


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Gifts and Bribes
----------------

         It is contrary to Stonepath's policy and the laws of the United States to offer, solicit, give or accept bribes or kickbacks, or transfer or receive money or anything of value which could improperly influence one's conduct. Punishment is particularly severe for improper payments involving government officials in the United States or abroad. However, occasional business meals, social events or souvenirs of nominal value may be appropriate if reasonably limited in cost and frequency. Specific rules and prohibitions apply to business conducted with government agencies. Special care must be taken to understand and comply with these rules. Do not hesitate to contact the General Counsel or, if available, the Help Source if you have a question or encounter a troubling situation.

Conflicts of Interest
---------------------

         The directors, officers and employees of Stonepath have a duty of loyalty to Stonepath and must act in the best interests of Stonepath. Therefore, directors, officers and employees shall not engage in activities that give rise to a conflict of interest or even the appearance of a conflict of interest, without the approval of the General Counsel. A "conflict of interest" exists when a director's, officer's or employee's private interest would reasonably be expected to interfere, or even appear to interfere, with the interests of Stonepath as a whole. In dealing with customers, suppliers, rivals or competitors, we must not engage in activities that may make it difficult to perform our work objectively and effectively or, directly or indirectly, cast doubt or create even the appearance that we cannot act with complete objectivity.

         Conflicts of interest may include, but are not limited to, the following:

                  1. Receiving improper personal benefits for an individual or such individual's family as a result of one's position at Stonepath;

                  2. Holding an ownership interest (other than a nominal amount of stock in a publicly-traded company) in any supplier, customer or competitor of Stonepath;

                  3. Loaning money to, or borrowing money from, individuals or concerns that do business with or compete with Stonepath, except transactions with banks or other financial institutions in accordance with normal business practices;

                  4. Engaging in any outside business activity that is competitive with Stonepath's business;

                  5. Receiving any gifts, gratuities, or excessive entertainment fees or payment from any party with which Stonepath has business dealings, except for commonly distributed items of nominal value that conform to customary industry practices. Any gifts that are not of nominal value must be returned immediately and reported to a supervisor. If an immediate return is not practical, the item or items should be given to Stonepath for charitable disposition;

                  6. Accepting outside employment that adversely affects one's work for Stonepath;

                  7. Serving on a board of directors of any customer, supplier or competitor of Stonepath, unless such service has been disclosed to Stonepath's Board of Directors and approved by the General Counsel; and




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                  8.  Using for personal gain or for the benefit of others,
                      confidential information obtained during one's affiliation with Stonepath.

         The directors, officers and employees of Stonepath are encouraged to discuss with the General Counsel any questions regarding a transaction or relationship that could reasonably be expected to give rise to a conflict. The directors, officers and employees of Stonepath must fully disclose the nature of any proposed conduct or transaction that involves or could involve a conflict of interest and obtain approval before any action is undertaken. It is the responsibility of each director, officer and employee of Stonepath to disclose to the General Counsel all personal interests or circumstances that might constitute a conflict of interest as soon as the circumstances arise.

         Some conflicts of interest may arise innocently because of circumstances alone, without deliberate action on the part of an individual. If one finds himself or herself in such a position, such person must immediately notify the General Counsel for guidance.

Protection and Proper Use of Company Assets
-------------------------------------------

         The assets of Stonepath, such as information, materials, supplies, time, intellectual property, software, hardware and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to Stonepath. The directors, officers and employees of Stonepath are responsible for safeguarding the company assets. The assets of Stonepath must only be used for legitimate business purposes. The personal use of company assets without permission is prohibited. A director, officer or employee that becomes aware of the theft or misuse of company assets must report the matter to the General Counsel or, if available, the Help Source.

         Stonepath realizes that sometimes the line between personal and company benefit is difficult to determine. The only prudent course of conduct is to ensure that any use of Stonepath property or services that is not solely for the benefit of Stonepath is approved beforehand by the General Counsel.

Corporate Opportunities
-----------------------

         The directors, officers and employees of Stonepath owe a duty to Stonepath to advance the company's interests when the opportunity arises. Accordingly, no director, officer or employee may: (i) take for himself or herself opportunities that are discovered through the use of corporate property or information or such person's position; (ii) use corporate property, information or such person's position for personal gain; or (iii) compete, directly or indirectly, with Stonepath.

Intellectual Property
---------------------

         Stonepath's intellectual property includes inventions, improvements, ideas, information, software, models and programs, together with the related materials, documentation, patents, trademarks, copyrights and other rights that accompany them. Stonepath's intellectual property rights are extremely valuable to the company. While Stonepath sometimes allows others to purchase or use its intellectual property through formal agreements, the directors, officers and employees of Stonepath must recognize and report the unauthorized use of our business assets by others.

         It is also the policy of Stonepath to respect the intellectual property of others. Stonepath prohibits the infringement of patents, copyrights, trademarks, computer software, protected writings, products or processes and similar business property rights of others. We do not copy or use the intellectual property of others without proper prior written authorization.



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Confidentiality
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         The directors, officers and employees of Stonepath must maintain the confidentiality of information entrusted to them by Stonepath, its business partners, suppliers, customers or others related to Stonepath's business except when disclosure is authorized or legally mandated. Confidential information is information that is not generally known to the public or our competitors. The directors, officers and employees of Stonepath must not use confidential information acquired in the course of business for personal advantage.

Political Activities and Contributions
--------------------------------------

         Stonepath prohibits its directors, officers and employees from using their time at work for political activities. Any director, officer or employee of Stonepath that has any questions about what is proper should consult with the General Counsel before engaging in any activity that could be construed as involving Stonepath in any political activity, including any monetary contributions at the federal, state or local level or in any foreign countries. The directors, officers and employees of Stonepath must distinguish their personal views from those of Stonepath unless specifically authorized by Stonepath to speak on Stonepath's behalf.

Accounting Practices
--------------------

         It is the policy of Stonepath to fully and fairly disclose the financial condition of the company in compliance with applicable accounting principles, laws, rules and regulations. The books and records of Stonepath must be kept in such a way as to fully and fairly reflect all company transactions. It is also the policy of Stonepath to cooperate fully with the internal and external auditors and to disclose to them all required information on a timely, complete and accurate basis so that they can ensure compliance with these principles.

Importing and Exporting
-----------------------

         There may be instances of controls and restrictions on the import and export of our products, services and technical information. In some cases, there are absolute prohibitions or embargos against trade between some countries. When new opportunities present themselves, you should consult with the General Counsel.

Antitrust and Fair Trade
------------------------

         Governments have established antitrust and fair trade laws to protect and promote competition. The most serious infractions usually involve collusion among competitors. In some countries, violations of these laws can result in criminal penalties. Whenever legitimate contact with competitors is contemplated, you should seek advice from the General Counsel before proceeding.

         Stonepath prohibits directors, officers and employees from working with competitors to fix prices or to allocate markets or customers. Stonepath also prohibits attempts to control the prices at which Stonepath distributors or other customers resell Stonepath products or services, or to agree with another person or business not to do business with a third party. The best approach is to limit contact with competitors and, when contact is necessary, to avoid discussions about prices or any of the prohibited activities listed here.



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Public Disclosure, Inside Information and Company Stock Trading
---------------------------------------------------------------

         Stonepath's stock is publicly traded on the American Stock Exchange
(AMEX). Therefore, there are specific rules regarding trading and the disclosure of information, which must be observed by all directors, officers and employees. The directors, officers and employees of Stonepath must strive to ensure full, fair, accurate, timely and understandable disclosure in reports that we file with the SEC and in other public communications.

         Applicable law also regulates the manner in which the directors, officers and employees of Stonepath use and disclose inside information, which primarily includes any material information about Stonepath that could affect the market price and investor decisions about our stock. Certain individuals will have access to inside information about Stonepath, including financial performance, negotiations about acquisitions or divestitures or major R&D and the like. Such inside information must be held in strict confidence, except when we are authorized or otherwise legally obligated to disclose the information.

         Stonepath has in place a policy on insider trading which has been circulated to all directors, officers, and employees. Strict adherence to that policy is required.


Conclusion
----------

         This Code cannot and is not intended to cover every applicable law or provide answers to all the questions that may arise. The Code is intended to alert our directors, officers and employees to potential problem situations and provide a better understanding of what is expected of us in our business conduct. If you have any questions about the principles covered in this Code, please contact the General Counsel.















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